CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the use in this Post-Effective Amendment Number 10 to the Unified Funds (formerly the Vintage Funds) Registration Statement of all references to our firm included in or made a part of this Post-Effective Amendment.



McCurdy & Associates CPA's, Inc.
November 24, 1998